Exhibit 99.1

NeoPhotonics Reports Second Quarter Financial Results and Outlook for Third Quarter 2014

•	Record Quarterly Revenue of $77.5 million
•	Sequential Revenue Growth of 13.6%
•	Sequential 40/100G Revenue Growth of 6.7%

SAN JOSE, CA – August 7, 2014 – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuits, or PIC, based optoelectronic modules and subsystems for bandwidth-intensive, high speed communications networks, today announced financial results for its second quarter ended June 30, 2014.

“We are pleased to announce the highest quarterly revenue in the history of NeoPhotonics, driven principally by our 100G products, and we believe our new products are well positioned to continue to benefit from the rapid growth in worldwide 100G deployments,” said Tim Jenks, NeoPhotonics Chairman and CEO.  “At the same time, we are taking significant actions to address operational and profitability challenges while continuing our focus on key growth markets such as 100G,” continued Mr. Jenks.

Second Quarter Summary

Following is a summary of certain key financial measures for the second quarter of 2014.

•	Revenue was $77.5 million, an increase of $9.3 million, or 13.6%, from the first quarter of 2014 and up $2.5 million, or 3.3%, from the second quarter of 2013.
•	Gross margin on a GAAP basis was 18.8%, down from 20.2% in the first quarter of 2014, and down from 20.8% in the second quarter of 2013.
•	Non-GAAP gross margin was 20.8%, down from 22.0% in the first quarter of 2014 and down from 25.1% in the second quarter of 2013.
•

Net loss was $6.8 million, a decrease from a net loss of $12.6 million in the first quarter of 2014 and a decrease from a net loss of $8.3 million in the second quarter of 2013. Net loss in the second quarter of 2014 included an escrow settlement gain of $3.9 million related to the Santur acquisition.

•	Non-GAAP net loss was $7.5 million, a decrease from a net loss of $9.5 million in the first quarter of 2014 and an increase from a net loss of $3.8 million in the second quarter of 2013.
•

Diluted net loss per share was $0.21, a decrease from a diluted net loss per share of $0.40 in the first quarter of 2014 and a decrease from a diluted net loss per share of $0.27 in the second quarter of 2013. Diluted net loss per share in the second quarter of 2014 included a $0.12 benefit from an escrow settlement gain related to the Santur acquisition.

•

Non-GAAP diluted net loss per share was $0.24, a decrease from a diluted net loss per share of $0.30 in the first quarter of 2014 and up from a diluted net loss per share of $0.12 in the second quarter of 2013.

•	Adjusted EBITDA was a loss of $2.6 million, an improvement from a loss of $4.2 million in the first quarter of 2014 and a decrease from $1.4 million positive EBITDA in the second quarter of 2013.

During the second quarter of 2014, the Company executed an amendment to its term loan agreement with its principal lender in the U.S. that waived the testing of certain financial covenants for compliance, provided the Company maintains restricted cash and investments equal to outstanding amounts under the agreement. At June 30, 2014, the Company reported restricted cash and investments totaling $26.4 million as required under its term loan in the U.S. and under its line of credit facilities in China. On a comparable basis, combined cash, cash equivalents and restricted cash and investments was $54.4 million, down from $64.3 million of cash, cash equivalents, short-term investments and restricted cash at March 31, 2014. Combined notes payable and debt was $48.0 million at June 30, 2014, which is up from $40.8 million at March 31, 2014.

Non-GAAP and Adjusted EBITDA Measures vs. GAAP Financial Measures

The Company’s Non-GAAP and Adjusted EBITDA measures exclude certain GAAP financial measures, and a reconciliation of the Non-GAAP and Adjusted EBITDA financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release.

Outlook for the Third Quarter of 2014 Ending September 30, 2014

The Company’s outlook for the third quarter of 2014 is:

•	Revenue in the range of $78 million to $82 million;
•	Non-GAAP gross margin in the range of 22% to 26%; and
•	Diluted net loss per share in the range of $0.14 to $0.24, and on a Non-GAAP basis in the range of a net loss of $0.04 to $0.14 per diluted share.

The Non-GAAP outlook for the third quarter of 2014 excludes approximately $3.3 million of estimated combined expenses related to the expected amortization of intangibles and anticipated impact of stock-based compensation. Of these expenses, $1.2 million is estimated to relate to cost of goods sold.

Conference Call

The Company will host a conference call today, August 7, 2014, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). President and Chief Executive Officer, Tim Jenks, and Chief Financial Officer, Ray Wallin, will present an overview of the second quarter 2014 financial results, discuss current business conditions, and respond to questions. The call will be available, live, to interested parties by dialing +1 (888) 438-5535. For international callers, please dial +1 (719) 325-2393. The Conference ID number is 1170196. A live webcast will also be available in the Investors Relations section of NeoPhotonics website at: www.neophotonics.com.

A replay of the webcast will be available in the Investor Relations section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuits, or PIC, based optoelectronic modules and subsystems for bandwidth-intensive, high-speed communications networks. The Company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2008 certified engineering and manufacturing facilities in Silicon Valley (USA), Japan and China. For additional information, visit www.neophotonics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: future financial results, and the nature and extent of macro-economic and industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: possible reduction in or volatility of customer orders or delays in shipments of products to customers; timing of customer drawdowns of vendor-managed inventory; possible disruptions in the supply chain or in demand for the Company’s products due to industry developments, the ability of the Company's vendors and subcontractors to supply or manufacture the Company's products in a timely manner; economic conditions or natural disasters; volatility in utilization of manufacturing operations and other manufacturing costs; reductions in the Company’s rate of new design wins, and/or the rate at which design wins go into production, and the rate of customer acceptance of new product introductions; the Company’s reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure that may arise from changing supply or demand conditions in the industry; the impact of any previous or future acquisitions; challenges involving integration of acquired businesses and utilization of acquired technology, market adoption, revenue growth and margins of acquired products; changes in demand for the Company's products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements and forecasts; the timely and successful development and market acceptance of new products and upgrades to existing products; the difficulty of predicting future cash needs; the nature of other investment opportunities available to the Company from time to time; the Company’s operating cash flow; changes in economic and industry projections; a decline in general conditions in the telecommunications equipment industry or the world economy generally; and the effects of seasonality. For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014. All forward-looking statements are made as of the date of this press release, and the Company disclaims any duty to update such statements.

© 2014 NeoPhotonics Corporation. All rights reserved. NeoPhotonics and the red dot logo are trademarks of NeoPhotonics Corporation. All other marks are the property of their respective owners.

Contacts:
Clyde R. Wallin, Chief Financial Officer
NeoPhotonics Corporation
+1-408-895-6020

ray.wallin@neophotonics.com

Erica Mannion, Investor Relations

Sapphire Investor Relations, LLC

+1-415-471-2700

ir@neophotonics.com

NeoPhotonics Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	As of
	Jun. 30,	Dec. 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$28,043	$57,101
Short-term investments	—	17,916
Restricted cash and investments	12,386	2,138
Accounts receivable, net	79,248	64,533
Inventories	63,992	64,908
Prepaid expenses and other current assets	13,815	9,977
Total current assets	197,484	216,573
Property, plant and equipment, net	66,038	68,851
Restricted cash and investments, non-current	14,000	—
Purchased intangible assets, net	12,956	15,005
Other long-term assets	1,913	1,798
Total assets	$292,391	$302,227

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,347	$48,569
Notes payable and short-term borrowing	20,086	9,738
Current portion of long-term debt	10,465	10,325
Accrued and other current liabilities	18,336	23,643
Total current liabilities	103,234	92,275
Long-term debt, net of current portion	17,465	24,150
Deferred income tax liabilities	1,221	1,004
Other noncurrent liabilities	8,121	7,987
Total liabilities	130,041	125,416

Stockholders' equity:
Common stock	81	79
Additional paid-in capital	453,087	447,467
Accumulated other comprehensive income	10,971	11,687
Accumulated deficit	(301,789)	(282,422)
Total stockholders' equity	162,350	176,811
Total liabilities and stockholders' equity	$292,391	$302,227

NeoPhotonics Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except percentages and per share data)

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,
	2014	2014	2013

Revenue	$77,451	$68,168	$74,990
Cost of goods sold (1)	62,883	54,368	59,389
Gross profit	14,568	13,800	15,601
	18.8%	20.2%	20.8%
Operating expenses:
Research and development (1)	12,085	12,056	11,087
Sales and marketing (1)	3,571	3,411	3,349
General and administrative (1)	8,193	8,987	7,889
Amortization of purchased intangible assets	379	379	426
Escrow settlement gain	(3,886)	—	—
Acquisition-related transaction costs	—	—	681
Total operating expenses	20,342	24,833	23,432
Loss from operations	(5,774)	(11,033)	(7,831)

Interest income	38	65	72
Interest expense	(311)	(251)	(342)
Other expense, net	(635)	(607)	(273)

Total interest and other expense, net	(908)	(793)	(543)

Loss before income taxes	(6,682)	(11,826)	(8,374)
(Provision for) benefit from income taxes	(97)	(762)	90
Net loss	$(6,779)	$(12,588)	$(8,284)

Basic and diluted net loss per share	$(0.21)	$(0.40)	$(0.27)

Weighted averages shares used to compute basic and diluted net loss per share	31,790	31,610	30,780

(1) Includes stock-based compensation expense as follows for the periods presented:

Cost of goods sold	$455	$330	$131
Research and development	408	707	600
Sales and marketing	587	373	344
General and administrative	273	491	398
Total stock-based compensation expense	$1,723	$1,901	$1,473

NeoPhotonics Corporation

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In thousands, except percentages and per share data)

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,
	2014	2014	2013

NON-GAAP GROSS PROFIT:
GAAP gross profit	$14,568	$13,800	$15,601
Stock-based compensation expense	455	330	131
Amortization of purchased intangible assets	714	714	772
Depreciation of acquisition-related fixed asset step-up	337	122	198
Amortization of acquisition-related inventory step-up	—	—	2,145
Non-GAAP gross profit	$16,074	$14,966	$18,847
Non-GAAP gross margin (% of revenue)	20.8%	22.0%	25.1%

NON-GAAP NET LOSS :
GAAP net loss	$(6,779)	$(12,588)	$(8,284)
Stock-based compensation expense	1,723	1,901	1,473
Amortization of purchased intangible assets	1,093	1,093	1,198
Depreciation of acquisition-related fixed asset step-up	658	219	318
Amortization of acquisition-related inventory step-up	—	—	2,145
Acquisition-related transaction costs	—	(7)	681
Escrow settlement gain	(3,886)	—	—
Income tax effect of Non-GAAP adjustments	(298)	(124)	(1,377)
Non-GAAP net loss	$(7,489)	$(9,506)	$(3,846)

ADJUSTED EBITDA:
GAAP net loss	$(6,779)	$(12,588)	$(8,284)
Stock-based compensation expense	1,723	1,901	1,473
Amortization of purchased intangible assets	1,093	1,093	1,198
Depreciation of acquisition-related fixed asset step-up	658	219	318
Amortization of acquisition-related inventory step-up	—	—	2,145
Acquisition-related transaction costs	—	(7)	681
Escrow settlement gain	(3,886)	—	—
Interest expense, net	273	186	270
Provision for (benefit from) income taxes	97	762	(90)
Depreciation expense	4,187	4,216	3,652
Adjusted EBITDA	$(2,634)	$(4,218)	$1,363

BASIC AND DILUTED NET LOSS PER SHARE:
GAAP basic and diluted net loss per share	$(0.21)	$(0.40)	$(0.27)
Non-GAAP basic and diluted net loss per share	$(0.24)	$(0.30)	$(0.12)

SHARES USED TO COMPUTE GAAP and NON-GAAP BASIC AND DILUTED NET LOSS PER SHARE:	31,790	31,610	30,780